Exhibit 99.8

For Immediate Release
Can-Cal Replaces Convertible Debenture Financing with Unit Private Placement

January 4, 2011-- Las Vegas, Nevada, USA Can-Cal Resources Ltd. (“Can-Cal”) (Trading Symbol: NASDAQ OTCBB – “CCRE”) announced today that it has completed the first tranche of its previously announced non-brokered private placement of Units for aggregate gross proceeds of US$128,800.  Can-Cal issued a total of 2,146,666 Units at a price of US$0.06 per Unit.  Each Unit consists of one common share (“Common Share”) and one Common Share purchase warrant (“Warrant”).  Each Warrant is exercisable into one additional Common Share at an exercise price of US$0.08 per share until December 31, 2012.

The use of proceeds will include but not be limited to: i) complete work-up of the 2 potential extraction processes that have currently been presented to determine which process will be used to potentially prove up any precious metals, platinum groups elements and/or other base metals on the Pisgah, California property and the Wikieup, Arizona property; ii) to conduct a drill program to potentially prove up the potential tonnages and subsequently any precious metals and/or other base metals on the Wikieup, Arizona property; iii) to conduct a comprehensive research and development program to ascertain the potential for any rare earth elements on the Owl Canyon, California property; iv) to determine and engage a qualified and comprehensive US and Canadian investor relations and shareholder communications group; and v) strategic working capital reserve.

Finders acting in connection with the private placement are entitled to receive aggregate fees of $2,790 and 46,500 Common Shares.

About Can-Cal Resources

Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on the following three properties: Pisgah, California, Owl Canyon, California and Wikieup, Arizona.

FOR FURTHER INFORMATION, PLEASE CONTACT:
G. Michael Hogan, Chief Executive Officer
Can-Cal Resources Ltd.
8205 Aqua Spray Avenue
Las Vegas, Nevada  89128
Tel: (702) 243-1849
Email: mining@lvcoxmail.com
Website: www.can-cal.com

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.